Exhibit 99

VIACOM TO TRANSFER STOCK EXCHANGE LISTING TO NASDAQ

Transfer To Take Effect December 1

New York, NY – Nov. 11, 2011 – Viacom Inc. (NYSE: VIA, VIA.B) today announced the transfer of its stock exchange listing to The NASDAQ Global Select Market from The New York Stock Exchange.

The company said that the voluntary transfer to The NASDAQ Global Select Market, an exchange of The NASDAQ OMX Group Inc. (Nasdaq: NDAQ), will be more cost effective, while continuing to provide Viacom shareholders with strong execution and liquidity.  Viacom’s Class A common stock will trade on NASDAQ under the symbol “VIA” and its Class B common stock will trade under the symbol “VIAB” beginning December 1, 2011.

About Viacom

Viacom is home to the world's premier entertainment brands that connect with audiences through compelling content across television, motion picture, online and mobile platforms in more than 160 countries and territories. With approximately 160 media networks reaching approximately 700 million global subscribers, Viacom's leading brands include MTV, VH1, CMT, Logo, BET, CENTRIC, Nickelodeon, Nick Jr., TeenNick, Nicktoons, Nick at Nite, COMEDY CENTRAL, TV Land, Spike TV and Tr3s. Paramount Pictures, America's oldest film studio and creator of many of the most beloved motion pictures, continues today as a major global producer and distributor of filmed entertainment. Viacom operates a large portfolio of branded digital media experiences, including many of the world's most popular properties for entertainment, community and casual online gaming.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of the Company’s programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in the Company’s markets and on consumer behavior; competition for audiences and distribution; the impact of piracy; economic conditions generally, and in advertising and retail markets in particular; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s motion pictures; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including its 2011 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. Reconciliations for any non-GAAP financial information contained in this news release are included in this news release or available on the Company’s website at www.viacom.com.

Contacts
Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com